EXHIBIT 3.2
CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS
We consent to the incorporation by reference in Registration Statements Nos. 333-8434, 333-12036, 333-12050, 333-13050, 333-13052, 333-13112, 333-13176, 333-13602, 333-13752, 333-14144, 333-110953 and 333-117922 on Form S-8 and Nos. 333-109392 and 333-130306 on Form F-9 of our reports dated November 29, 2006 relating to the financial statements of Royal Bank of Canada and management’s report on internal control over financial reporting appearing in this Annual Report on Form 40-F of Royal Bank of Canada for the year ended October 31, 2006.
/s/ Deliotte & Touche LLP

Independent Registered Chartered Accountants

Toronto, Canada

November 30, 2006